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                                  EXHIBIT 99.1

       CLICKAGENTS.COM, INC. STOCK OPTION PLAN (AS ASSUMED BY REGISTRANT)


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                             CLICK AGENTS.COM, INC.
                                STOCK OPTION PLAN


1.       PURPOSES OF THE PLAN

         The purposes of this Stock Option Plan are to attract and retain the best available personnel, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business.

2.       DEFINITIONS

         2.01 "ADMINISTRATOR" means the Board or any Committee appointed to administer the Plan.

         2.02 "APPLICABLE LAWS" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal and state securities laws, the corporate laws of California and, to the extent other than California, the corporate law of the state of the Company's incorporation, the Code, the rules of any applicable stock exchange or national market system and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

         2.03 "AWARD" means the grant of an Option, Restricted Stock, SAR, Dividend Equivalent Right, Performance Unit, Performance Share, or other right or benefit under the Plan.

         2.04 "AWARD AGREEMENT" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

         2.05 "BOARD" means the Board of Directors of the Company.

         2.06 "CAUSE" means, with respect to the termination by the Company or a Related Entity of the Grantee's Continuous Service, that such termination is for "Cause" as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or Related Entity or, in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee's: (i) refusal or failure to act in accordance with any specific, lawful direction or order of the Company or a Related Entity; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of Disability); (iii) bad-faith performance of any act or bad-faith failure to perform any act to the detriment of the Company or a Related Entity; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (v) commission of a crime involving dishonesty, breach of trust or physical or emotional harm to any person. At least 30 days prior to the termination of the Grantee's Continuous Service pursuant to clause (i) or (ii) above, the Administrator shall provide the Grantee with notice of the Company's or Related Entity's intent to terminate, the reason therefor, and an opportunity for the Grantee to cure such defects in his or her service to the Company's or Related Entity's satisfaction. During this 30-day (or longer) period, no Award issued to the Grantee under the Plan may be exercised or purchased.

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         2.07 "CODE" means the Internal Revenue Code of 1986, as amended.

         2.08 "COMMITTEE" means any committee appointed by the Board to administer the Plan.

         2.09 "COMMON STOCK" means the common stock of the Company.

         2.10 "COMPANY" means Click Agents.com, Inc.

         2.11 "CONSULTANT" means any person (other than an Employee or other than a Director who renders services solely in his/her capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

         2.12 "CONTINUOUS SERVICE" means that the provision of services to the Company or a Related Entity by an Employee, Director or Consultant is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers in any capacity, of an Employee, Director or Consultant between locations of the Company or between the Company and any Related Entity or any successor, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave or any other authorized personal leave. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

         2.13 "CORPORATE TRANSACTION" means any of the following shareholder-approved transactions to which the Company is a party:

         (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state where the Company is incorporated;

         (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations) in connection with the complete liquidation or dissolution of the Company;

         (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

         (iv) an acquisition by any person or related group of persons (other than the Company or a Company-sponsored employee benefit

                                  Page 2 of 15

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                  plan) of beneficial ownership (within the meaning of Rule
                  13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities, but excluding any such transaction that the Administrator determines is not a Corporate Transaction.

         2.14 "DIRECTOR" means a member of the Board or the board of directors of any Related Entity.

         2.15 "DISABILITY" means that a Grantee is permanently unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

         2.16 "DIVIDEND EQUIVALENT RIGHT" means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

         2.17 "EMPLOYEE" means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute "employment" by the Company.

         2.18 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         2.19 "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:

         (i) Where there exists a public market for the Common Stock, the Fair Market Value is (A) the closing price for a Share for the last market trading day (prior to the time of the determination) on which a closing price was reported on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable, or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the Nasdaq Small Cap Market for the last day (prior to the time of the determination) on the last date on which such prices were reported, in each case, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable; or

         (ii) In the absence of an established market for the Common Stock of the type described in clause (i) above, the Fair Market Value shall be determined by the Administrator in good faith and in a manner consistent with California Code Regulations, Title 10, Section 260.140.50 (1998).

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         2.20 "GRANTEE" means an Employee, Director or Consultant who receives an Award under the Plan.

         2.21 "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

         2.22 "NON-QUALIFIED STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

         2.23 "OFFICER" means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         2.24 "OPTION" means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

         2.25 "PARENT" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

         2.26 "PERFORMANCE SHARES" means Shares or an Award denominated in Shares that may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

         2.27 "PERFORMANCE UNITS" means an Award that may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

         2.28 "PLAN" means this Stock Option Plan.

         2.29 "POST-TERMINATION EXERCISE PERIOD" means the period specified in the Award Agreement as established by the Administrator but not to exceed twelve
(12) months commencing on the date of termination (other than termination by the Company or any Related Entity for Cause) of the Grantee's Continuous Service, or such longer period as may be applicable upon death or Disability.

         2.30 "REGISTRATION DATE" means the first to occur of (i) the closing of the first sale to the general public of (A) the Common Stock or (B) the same class of securities of a successor corporation (or its Parent) issued pursuant to a Corporate Transaction in exchange for or in substitution of the Common Stock, pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (ii) in the event of a Corporate Transaction, the date of the consummation of the Corporate Transaction if the same class of securities of the successor corporation (or its Parent) issuable in such Corporate Transaction was sold to the general public pursuant to a registration statement filed with and declared effective, on or prior to the date of consummation of such Corporate Transaction, by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

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         2.31 "RELATED ENTITY" means any Parent or Subsidiary or any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

         2.32 "RESTRICTED STOCK" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions as are established by the Administrator.

         2.33 "SAR" means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

         2.34 "SHARE" means a share of the Common Stock.

         2.35 "SUBSIDIARY" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.       STOCK SUBJECT TO THE PLAN

         3.01 AUTHORIZED POOL OF SHARES. Subject to the provisions of Section
11.01 below, the maximum aggregate number of Shares that may be issued pursuant to all Awards (including Incentive Stock Options) is Three Million (3,000,000) Shares.

         3.02 CANCELLED AND UNISSUED SHARES. For purposes of determining the maximum aggregate number of Shares that may be issued under the Plan, any Shares covered by an Award (or portion of an Award) that is forfeited or cancelled, expires or is settled in cash shall be deemed not to have been issued. If any unissued Shares are retained by the Company upon exercise of an Award in order to satisfy the exercise price for such Award or any withholding taxes due with respect to such Award, then such retained Shares shall become available for future issuance under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4.       ADMINISTRATION OF THE PLAN

         4.01 PLAN ADMINISTRATOR. With respect to grants of Awards to Employees, Directors or Consultants, the Plan shall be administered by (i) the Board or
(ii) a Committee (or a subcommittee of the Committee) designated by the Board, which Committee shall be constituted in such a manner as to satisfy Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant Awards subject to such limitations as the Board determines from time to time.

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         4.02 MULTIPLE ADMINISTRATIVE BODIES. The Plan may be administered by different bodies with respect to Directors, Officers, Consultants and Employees who are neither Directors nor Officers.

         4.03 POWERS OF THE ADMINISTRATOR. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

         (i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

         (ii) to determine whether and to what extent Awards are granted hereunder;

         (iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

         (iv)     to approve forms of Award Agreements for use under the Plan;

         (v) to determine the terms and conditions of any Award granted hereunder;

         (vi) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions that are inconsistent with the provisions of the Plan;

         (vii) to amend the terms of any outstanding Award granted under the Plan, including a reduction in the exercise price of any Award to reflect a reduction in the Fair Market Value of the Common Stock since the grant date of the Award; provided, however, that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent;

         (viii) to construe and interpret the terms of the Plan and Awards, including, without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan; and

         (ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

         4.04 EFFECT OF ADMINISTRATOR'S DECISION. All decisions, determinations and interpretations of the Administrator shall be conclusive and binding on all persons.

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5.       ELIGIBILITY

         Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company, a Parent or a Subsidiary. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

6.       TERMS AND CONDITIONS OF AWARDS

         6.01 TYPE OF AWARDS. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, a SAR or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events or the satisfaction of performance criteria or other conditions or (iii) any other security with the value derived from the value of the Shares. Such awards include, without limitation, Options, or sales or bonuses of Restricted Stock, SARs, Dividend Equivalent Rights, Performance Units or Performance Shares. An Award may consist either of one such security or benefit or of two (2) or more of them in any combination or alternative.

         6.02 DESIGNATION OF AWARD. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options that become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

        6.03 CONDITIONS OF AWARD. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms and conditions of each Award, including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares or other consideration) upon settlement of the Award, payment contingencies and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total shareholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

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         6.04 ACQUISITIONS. This Section 6.04 shall apply only in connection with the acquisition, by the Company or by a Related Entity, of (i) another entity, (ii) an interest in another entity or (iii) an additional interest in a Related Entity (in each case, whether by merger, stock purchase, asset purchase or other form of acquisition). In such acquisitions, the Administrator may issue Awards under the Plan for the purpose of settling, assuming, or substituting for
(i) outstanding awards of the acquired company or (ii) obligations of the acquired company to issue such awards.

         6.05 DEFERRAL OF AWARD PAYMENT. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payment of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures as the Administrator deems advisable for the administration of any such deferral program.

         6.06 AWARD EXCHANGE PROGRAMS. The Administrator may establish one or more programs under the Plan to permit selected Grantees to exchange an Award under the Plan for one or more other types of Awards under the Plan on such terms and conditions as the Administrator may determine from time to time.

         6.07 SEPARATE PROGRAMS. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as the Administrator may determine from time to time.

         6.08 EARLY EXERCISE. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

         6.09 TERM OF AWARD. The term of each Award shall be the term stated in the Award Agreement. This term shall be subject, however, to the following restrictions: (i) the maximum term shall be ten (10) years from the date of grant thereof; and (ii) in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the maximum term of the Incentive Stock Option shall be five (5) years from the date of grant thereof.

         6.10 NON-TRANSFERABILITY OF AWARDS. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee.

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         6.11 TIME OF GRANTING AWARDS. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as may be determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

7.       AWARD EXERCISE OR PURCHASE PRICE, CONSIDERATION, TAXES AND RELOAD
         OPTIONS

         7.01 EXERCISE OR PURCHASE PRICE. The exercise or purchase price, if any, for an Award shall be as follows:

         (i)      In the case of an Incentive Stock Option:

                  (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

                  (B) granted to any Employee other than an Employee described in clause (i)(A) above, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

         (ii)     In the case of a Non-Qualified Stock Option:

                  (A) granted to a person who, at the time of the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

                  (B) granted to any person other than a person described in the preceding paragraph, the per Share exercise price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant.

         (iii)    In the case of the sale of Shares:

                  (A) granted to a person who, at the time of the grant of such Award, or at the time the purchase is consummated, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any

                                  Page 9 of 15

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                           Parent or Subsidiary, the per Share purchase price
                           shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant; or

                  (B) granted to any person other than a person described in clause (ii)(A) above, the per Share purchase price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant.

         (iv) In the case of other Awards, such price as is determined by the Administrator.

         (v) Notwithstanding the foregoing provisions of this Section 7.01, in the case of an Award issued pursuant to Section 6.04, above, the exercise or purchase price for the Award shall be determined in accordance with the principles of Section 424(a) of the Code.

         7.02 CONSIDERATION. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). The Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

         (i)      cash;

         (ii)     check;

         (iii) if the exercise or purchase occurs on or after the Registration Date, surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) that have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which the Award is to be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price, unless otherwise determined by the Administrator);

         (iv) with respect to Options, if the exercise occurs on or after the Registration Date, payment through a broker-dealer sale-and-remittance procedure pursuant to which the Grantee
                  (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and

                                  Page 10 of 15

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                  (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

         (v)      any combination of the foregoing methods of payment.

         7.03 TAXES. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8.       EXERCISE OF AWARD

         8.01 PROCEDURE FOR EXERCISE. Any Award granted hereunder shall be exercisable at such times and under such conditions as may be determined by the Administrator under the terms of the Plan and specified in the Award Agreement but in the case of an Option, in no case at a rate of less than twenty percent (20%) per year over five (5) years from the date the Option is granted, subject to reasonable conditions such as continued employment. Notwithstanding the foregoing, in the case of an Option granted to an Officer, Director or Consultant, the Award Agreement may provide that the Option may become exercisable, subject to reasonable conditions such as such Officer's, Director's or Consultant's Continuous Service, at any time or during any period established in the Award Agreement.

         8.02 ISSUANCE OF STOCK CERTIFICATE. An Award shall be deemed exercised when the Company receives (i) written notice of such exercise in accordance with the terms of the Award by the Grantee or his/her estate or heirs, and (ii) full payment for the Shares with respect to which the Award is exercised. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 11.01 below.

         8.03 EXERCISE OF AWARD FOLLOWING TERMINATION OF CONTINUOUS SERVICE. In the event of termination of a Grantee's Continuous Service for any reason other than Disability or death (but not in the event of a Grantee's change of status from Employee to Consultant or from Consultant to Employee), such Grantee may, during the Post-Termination Exercise Period (but in no event later than the expiration date of the term of such Award as set forth in the Award Agreement), exercise the Award to the extent that the Grantee was entitled to exercise it at the date of such termination or to such other extent as may be determined by the Administrator. The Grantee's Award Agreement may provide that, upon the termination of the Grantee's Continuous Service for Cause, the Grantee's right to exercise the Award shall terminate concurrently with the termination of Grantee's Continuous Service. In the event of a Grantee's change of status from

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Employee to Consultant, any Incentive Stock Option shall convert automatically to a Non-Qualified Stock Option on the day three (3) months and one day following such change of status. To the extent that the Grantee is not entitled to exercise the Award at the date of termination, or if the Grantee does not exercise such Award to the extent so entitled within the Post-Termination Exercise Period, the Award shall terminate.

         8.04 DISABILITY OF GRANTEE. In the event of termination of a Grantee's Continuous Service as a result of his/her Disability, the Grantee may, but only within a period of time as established by the Administrator of at least six (6) months but not to exceed twelve (12) months from the date of such termination (and in no event later than the expiration date of the term of such Award as set forth in the Award Agreement), exercise the Award to the extent that the Grantee was otherwise entitled to exercise it at the date of such termination; provided, however, that if such Disability is not a "disability" as such term is defined in Section 22(e)(3) of the Code, then in the case of an Incentive Stock Option such Incentive Stock Option shall automatically convert to a Non-Qualified Stock Option on the day three (3) months and one day following such termination. To the extent that the Grantee is not entitled to exercise the Award at the date of termination, or if the Grantee does not exercise such Award to the extent so entitled within the time specified herein, the Award shall terminate.

         8.05 DEATH OF GRANTEE. In the event of a termination of the Grantee's Continuous Service as a result of his/her death, or in the event of the death of the Grantee during the Post-Termination Exercise Period, the Grantee's estate or a person who acquired the right to exercise the Award by bequest or inheritance may exercise the Award to the extent that the Grantee was entitled to exercise the Award as of the date of termination, at any time within twelve (12) months from the date of such termination (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement). To the extent that, at the time of death, the Grantee was not entitled to exercise the Award, or if the Grantee's estate or a person who acquired the right to exercise the Award by bequest or inheritance does not exercise such Award to the extent so entitled within the time specified herein, the Award shall terminate.

         8.06 BUYOUT PROVISIONS. The Administrator may at any time offer to buy out, for a payment in cash or Shares, an Award previously granted. The terms and conditions of the buyout shall be established by the Administrator communicated to the Grantee at the time that such offer is made.

9.       CONDITIONS UPON ISSUANCE OF SHARES

         9.01 LEGAL COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         9.02 INVESTMENT INTENT. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.      REPURCHASE RIGHTS

         If the provisions of an Award Agreement grant to the Company the right to repurchase Shares upon termination of the Grantee's Continuous Service, the Award Agreement shall (or may, with respect to Awards granted or issued to Officers, Directors or Consultants) provide the following:

         (i) the right to repurchase must be exercised, if at all, within ninety (90) days after the termination of the Grantee's Continuous Service (or, in the case of Shares issued upon exercise of Awards after the date of termination of the Grantee's Continuous Service, within ninety (90) days after the date of the Award exercise);

         (ii) the consideration payable for the Shares upon exercise of such repurchase right shall be made in cash or by cancellation of purchase money indebtedness within the ninety (90) day periods specified in clause (i) above;

         (iii) the amount of such consideration shall (A) be equal to the original purchase price paid by the Grantee for each such Share, provided that the right to repurchase such Shares at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the Shares subject to the Award per year over five (5) years from the date the Award is granted (without respect to the date the Award was exercised or became exercisable), and (B) with respect to Shares other than Shares subject to repurchase at the original purchase price pursuant to clause (iii)(A) above, be not less than the Fair Market Value of the Shares to be repurchased on the date of termination of the Grantee's Continuous Service; and

         (iv) the right to repurchase Shares, other than the right to repurchase Shares at the original purchase price pursuant to clause (i) of Section 10(c), shall terminate on the Registration Date.

11.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR CORPORATE TRANSACTION

         11.01 CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock to which Section

424(a) of the Code applies; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration" under the Code. Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, none of the following actions shall require an adjustment in the number or price of shares subject to any Award: (i) the issuance by the Company of shares of stock of any class; or
(ii) the issuance by the Company of securities convertible into shares of stock of any class.

         11.02 CORPORATE TRANSACTION. In the event of a Corporate Transaction, each Award that is at the time outstanding under the Plan shall automatically become fully vested and exercisable and be released from any restrictions on transfer (other than transfer restrictions applicable to Options) and repurchase or forfeiture rights, immediately prior to the specified effective date of such Corporate Transaction, for all of the Shares at the time represented by such Award unless the Award is assumed by the successor corporation or the Parent thereof in connection with the Corporate Transaction. Effective upon the consummation of the Corporate Transaction, each outstanding Award shall terminate unless the Award is assumed by the successor corporation or the Parent thereof in connection with the Corporate Transaction. For the purposes of accelerating the vesting and the release of restrictions applicable to Awards pursuant to this subsection (but not for purposes of termination of such Awards), the Award shall be considered assumed if, in connection with the Corporate Transaction, the Award is replaced with a comparable Award with respect to shares of capital stock of the successor corporation or Parent thereof or is replaced with a cash incentive program of the successor corporation or Parent thereof that preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award. The determination of Award comparability above shall be made by the Administrator, and its determination shall be final, binding and conclusive.


12.      EFFECTIVE DATE AND TERM OF PLAN

         The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 16 below and Applicable Laws, Awards may be granted under the Plan as soon as it is effective.

13.      AMENDMENT

         13.01 AMENDMENT. The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required. No Award may be granted during any suspension of the Plan or after termination of the Plan.

         13.02 EFFECT ON OUTSTANDING AWARDS. Any amendment, suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise in writing, signed by the respective Grantee and the Administrator.

14.      RESERVATION OF SHARES AND LEGAL COMPLIANCE

         14.01 RESERVATION OF SHARES. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

         14.02 FAILURE TO ISSUE SHARES. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority is not obtainable.

15.      NO EFFECT ON TERMS OF EMPLOYMENT/CONSULTING RELATIONSHIP

         The Plan shall not confer upon any Grantee any right with respect to the Grantee's Continuous Service, nor shall it interfere in any way with his or her right or the Company's right to terminate the Grantee's Continuous Service at any time, with or without cause.

16.      NO EFFECT ON RETIREMENT AND OTHER BENEFIT PLANS

         Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

17.      SHAREHOLDER APPROVAL

         Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws. Any Award exercised before shareholder approval is obtained shall be rescinded if shareholder approval is not obtained within the time prescribed, and Shares issued on the exercise of any such Award shall not be counted in determining whether shareholder approval is obtained.



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